Alliance Global Strategic Income Trust, Inc.
Exhibit 77D
Policies with respect to security investment


The Board of Directors of the Fund has approved a change to the Funds non-fundamental investment policies to permit the Fund to enter into swaps, caps or floors (collectively, swap transactions) with counterparties who have credit ratings of at least A (or the equivalent) from any one nationally recognized statistical rating organization (NRSRO) or whose performance is guaranteed by an entity with such a rating.